Exhibit 23.1

KPMG LLP

811 Main Street

Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Western Midstream Holdings, LLC (as General Partner of Western Midstream Partners, LP):

We consent to the incorporation by reference in the registration statement on Form S-8 of Western Midstream Partners, LP, of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Western Gas Equity Partners, LP as of December 31, 2018 and 2017, the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Western Gas Equity Partners, LP.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

Houston, Texas

February 28, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.